Exhibit 99.1

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

BOTTOMLINE TECHNOLOGIES

May 1, 2006

4:30 p.m. EDT

Moderator	Ladies and gentlemen, thank you for standing by, welcome to the Bottomline Technologies third quarter 2006 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. As a reminder, this conference is being recorded.

Ladies and gentlemen, I would like to provide the Safe Harbor Statement. Statements made today may include forward-looking information subject to risks, uncertainties, and other factors that could materially affect actual results. For further information, please see Bottomline’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s Web site, which is www.sec.gov.

I would now like to turn the conference over to your host, CEO, Mr. Joe Mullen. Please go ahead.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Mullen	Thank you, and welcome to the Bottomline Technologies Third Quarter Earnings call. I will comment on the results and key activities in the quarter. I’m joined by Rob Eberle, President and Chief Operating Officer, who will discuss in more detail, our business proposition. We are joined by Kevin Donovan, Chief Financial Officer, who will provide a closer look into the third quarter financial results, and our outlook. We’ll be available for questions following Kevin’s remarks. Now to the results.

Revenue up $24.9 million was slightly ahead of last year, but less than we expected, due in combination of lower license acceptance and directed sales focus on subscription and transaction products. Earnings were $0.05, down $0.08 from a year ago, due to overall lower revenues and slightly higher operating investment in product development and additional acquisition expense. Although we expected better short-term results, we were encouraged with the quarter’s customer order activity, backlog increase and deferred revenue increase. Our balance sheet remains strong with cash of $77 million at quarter end.

Before I move away from the results, I wanted to point out that our revenue composition is changing as we expected from the move to a

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

subscription and a transaction business model. This quarter recurring revenue was $16.2 million versus $13.1 million a year ago, or a $3.1 million, 24% change. In addition, our services revenue segment has climbed from $15.5 million a year ago to $18.7 million this quarter, representing an increase of over 20% and 75% of total revenue. We are committed to continuing this positive trend.

Now to the key activities. In the quarter we made further progress on the integration of two acquisitions: one, adding new customers and function for our Legal eXchange business and second, adding new invoice management products, extending our proposition beyond advanced payments. We believe over the last few quarters, we have assembled best of breed solutions that will bring cost savings to our customers and new growth for our business. These solutions provide electronic capture, electronic workflow and approval, as well as electronic settlement of purchase orders, invoices, and payments. These purchase-to-pay products will transform costly and predominantly paper-based functions to speedy electronic functions, improving working capital and lower process costs.

In addition to the progress made with the acquisitions this quarter, our business continued to extend our relationship with key customers. We

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

concluded a significant agreement with Bank of America for a global business payment platform. We signed a new agreement with Met Life for an advanced payment system, and signed a multi-year agreement with GE Capital in the U.K. for client invoice management. Our legal spend management service added several new multi-year clients, including Commerce Insurance, Shelter Insurance and the Williams Company, the large natural gas and electric provider.

In addition to direct customer activity, we advanced our position with significant partners. In the third quarter, HSBC, one of the largest financial institutions, launched a new offering powered by Bottomline. The offering known as API, or accounts payable integration, will be offered to their major cash management clients. The technology accepts all types of invoices, converting them into intelligent data format as required by the client and is system ready for ERP integration. We also contracted a new client in partnership with Progeon, the BPO business process outsource subsidiary of Infosys Technologies. They have a focus on finance operations outsourcing.

We are mindful of the business leverage achievable through these partnerships, and will support their customer efforts with a substantial

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

amount of our resources. Speaking of business leverage, I was delighted with customer feedback regarding our cross-sell opportunity, combining our intelligent data capture service with our Legal eXchange platform, one of the many acquisition synergies we are exploiting.

We presented this new capability to many clients during the quarter, including two of our largest customers, CNA and Liberty Mutual Insurance companies. I had the pleasure of personally attending the call with the senior management of Liberty’s legal division. We demonstrated the power of combining our intelligent data capture service with the latest 6.0 Legal eXchange platform, which together, would provide Liberty the new ability to capture more than just law firm invoices, as the system does today, but to capture all invoices related to a legal matter, including invoices from court reports, expert witnesses, courier services, etc.

The combined offering would give Liberty complete and on-demand insight to all the costs of any matter, giving them more control over managing to a pre-established budget and more cost savings on top of what we provide today. We will be proposing the use of these new features and systems in the fourth quarter. We are confident that Liberty Mutual will see the additional value and sign up for these new services.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

In summary, as CEO, I have mixed feelings about the third quarter. Although I would have preferred to hit our quarterly targets, I am very encouraged by the results and activities that were not reflected in the quarterly income statement, activities that will produce future revenue and earnings. The activities included the two acquisitions, closing of two major bank relationships, significant new partner activity, and very positive initial feedback on new product offerings. These results, combined with increased recurring revenue, strong orders, growing backlog, and focused sales and marketing plans give me confidence about our future. We are committed to the strategy of transitioning the majority of our business to a revenue model focused on subscription and transaction-based product offerings.

We are confident that these offerings and investments in products and services and the business model will provide more value for our clients and are the proper steps for our business. That our efforts in the long-run will drive higher, more predictable revenue, profits, and shareholder value.

That concludes my remarks. Now to Rob Eberle.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

R. Eberle	Thank you, Joe. Joe has mentioned the product transition that we have initiated. I’m going to discuss that in a bit more detail, because it is a critical element of our future. I will cover why we think we have a unique offering, give some insight on early customer reactions, and then finally talk about the revenue implications going forward.

As most of you know, Bottomline got its beginnings as a software company automating the payment function. The depth of payment product set technology and expertise is one of the company’s true strengths and competitive advantages. Today our payment platforms are installed in over 60 of the Fortune 100 and over 90 of the Financial Times 100.

Our payments expertise was evidenced this past quarter by our being selected by Bank of America for global payments platform to execute payments in all major North American, European, and Asia Pacific countries and currencies, including China, India, Japan, and Hong Kong. This deal was significant in terms of its future revenue. It’s a clear demonstration of our competitive strength in global payments and our ongoing opportunities with Bank of America.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

As we have sought to grow the company, our customers, which were initially won over by our payment capability have asked us for help in automating the process that leads up to the payment, the process commonly known as purchase-to-pay. With that in mind, we through acquisition and internally developed technology put together and are bringing to market a comprehensive offering that helps our customer set, and for that matter, all organizations with their most acute financial process pain points, the receipt and normalization of the thousands and thousands of invoices they receive, the review, reconciliation, adjustment if necessary, and approval of these invoices, and finally, the execution of the payment. While these are complex processes with multiple steps, you can think of it as capture, process, and pay, as Joe described them.

Our platform works with and supplements existing systems the customer may have, including all of the major ERPs. By providing this complete capture, process and pay functionality, we are extending the value our customers receive from Bottomline. And quite frankly, from a business standpoint, we are leveraging and extending the value of our core assets: our customer-base, our payment technology, internally developed functionality, and finally, the technologies we have acquired. In fact, with the acquisition of Tranmit completed in January this past quarter, we have

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

the requirements of this product vision addressed. We also can automate the purchase order and provide a tight length cycle between a purchase order sent and the invoice received.

What we will be offering has had some early and significant success in just the past few months. We are very excited about HSBC, the second largest global bank in the world, previewing the new invoice automation offering, and signing a three year agreement to integrate it into an HSBC brand solution for streamlining the accounts payable function for corporate clients. For HSBC, this provides an opportunity to deliver customer value into new areas of the financial supply chain, and maintain its market leadership position with an offering in which they see the potential to retain existing customers and attract new customers. The HSBC agreement provides Bottomline with a monthly service fee and transaction fees.

We also signed a three year contract with GE Capital of Europe, which includes the electronic generation and upload of their customer invoices to a hosted Web service, allowing their customer support team to quickly access and redistribute them when required. As part of this service, we will take GE Capital on a paper to electronic journey, which means they

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

can intelligently and gradually convert their clients to electronic process receipt over the coming years with no extra set-up costs. In both cases, the revenue recorded by these relationships will occur principally in the future quarters.

In addition to these two initial wins, our pipeline is promising and building with both bank and corporate opportunities. The early customer indications support the work we have done in developing this offering and bringing it to market. We are confident this new offering is one which our sales teams have enthusiastically embraced, our customers have welcomed and in many cases have been asking for, and finally for this audience, one which will reward investors by driving future revenue and earnings growth.

Before concluding my remarks, I would like to comment on the revenue model for this aspect of our business going forward. We are committed to increasing the recurring revenue in our business. We are steadily growing recurring revenues and for the most recent quarter, 65% of our revenues were recurring as compared to 54% a year ago. We’ve had success with the recurring revenue model and witnessed its profit potential as scale is achieved.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

By way of example, our legal billing offering grew over 50% or almost $3 million over the first three quarters of this fiscal year, as compared to the prior year. Of that growth and revenue, over 60% went straight to the bottom line in the form of increased operating profit.

To date, our transition to higher recurring revenue has been accomplished through the introduction of new product offerings that supplemented our existing offerings. As a result, the impact on our existing revenue streams was minimal. The new purchase-to-pay offering will be sold in a subscription model. It is easier for customers to buy in that model. We have also proven the long-term profitability and attractiveness of the model from a business standpoint. In this case, however, while this product will be a priority focus of our sales team and to a good measure replace existing software license offerings, we will see an impact to revenue and profit until the recurring revenue takes hold.

Accordingly, as you will hear from Kevin, we expect the quarterly reported results for the next several quarters to be similar to the third quarter. We’ll also be reporting on our success with the new offering, including a new metric to measure the recurring revenue sign-ons, which we have seen others do with success and believe it appropriate here as well.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

Bottomline is committed to transitioning to a recurring revenue model. While that may stagnate near term growth, we believe long-term investors will be rewarded by the company’s efforts to boost recurring revenue. The recurring revenue model will over time not only drive stronger financial results, but also a higher multiple fitting the visibility and predictability of a recurring revenue business. I look forward to reporting on our success with the new offering and our growth in recurring revenues to you on future calls.

With that, I’ll turn it over to Kevin.

K. Donovan	Thank you, Rob, I will highlight the key financial results of the quarter. Before doing so I will remind everyone that our future results are subject to risks and uncertainties as outlined in our 10-K, 10-Q, and other reports on file with the SEC. I will also note that during our remarks, we refer to certain non-GAAP results. These non-GAAP metrics exclude amortization of intangible assets, acquisition related technology write-offs, and stock compensation expense. Throughout this call when we refer to non-GAAP, it has that meaning.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

Now to the results of the quarter. We continue to build the business focused on accelerating our transition to recurring revenues. During the quarter, recurring revenues grew to $16.2 million, representing 65% of revenue. Subscription and transaction revenue increased to $5.8 million, or 23% of revenue. A year ago, subscription and transaction revenue represented only 11% of revenue. Orders were $28.5 million in the quarter, an increase of $3.7 million from last quarter, and backlog was $45.9 million, up $4.2 million from last quarter. These numbers help demonstrate that we continue to build a stronger business, while we transition to a larger content of subscription and transaction revenue.

I will now provide a more detailed review of the financial results.

Revenue for the quarter was $24.9 million; 55% of revenue was generated by North American operations, while the U.K. represented 45% of revenue. Software license fees for the quarter were $2.5 million. Software license fees were lower than expected and lower than historic levels, as we continue to transition more of our business to subscription

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

and transaction offerings, which are reported in the service and maintenance revenue line. As a result of this transition, service and maintenance revenues increased $3.2 million, or 21% to $18.7 million, and represented 75% of overall revenue. This increase was driven by growth in our subscription and transaction offerings and large banking product implementations.

Subscription and transaction revenues were $5.8 million, representing 23% of overall revenue. The increase in subscription and transaction revenues reflect the execution of our strategy to accelerate the transition to recurring revenues.

Recurring revenues increased by $1 million from last quarter, and $3 million from last year and now represents 65% of revenues. Recurring revenue is derived primarily from software maintenance, transaction and subscription revenues.

Legal eXchange recurring revenue increased to $2.5 million in the quarter. Equipment and supplies revenues were $3.6 million, a decrease of $700,000 from last year and $300,000 from last quarter, reflecting our continued de-emphasis on this part of the business. During the quarter, we were affected by lower U.K. exchange rates, which had a negative impact of $800,000 on our revenue results on a year-over-year basis.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

The lower mix of software revenue impacted overall gross margins. During the quarter, our gross margin was 53%, a decrease of 3% from the third quarter of last year. Software margins were 85%, slightly below historic levels, as a result of higher third party software costs recorded during the quarter. Service and maintenance margins were consistent with last year at 55%, while margins on our equipment and supplies business declined to 19% in the quarter.

On the expense side, operating expenses for the March quarter were $15.7 million. Non-GAAP operating expenses were $12.4 million. The increase in non-GAAP operating expenses from the second quarter is attributable to additional expenses from the Tranmit and Visibility acquisitions, as well as increased expenses related to the development of our banking products. Developing expense was 13% of the revenue in the quarter, as compared to 9% of revenue in the third quarter of last year, and reflects our continued investment in new product offerings.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

In connection with our acquisitions, we discontinued the development of certain products and product features, which overlapped with the technology we acquired. As a result, third party software totaling approximately $200,000 was written off in the quarter, as it is no longer being utilized in our development efforts. The acquisition related technology write-offs are included in development expense on the income statement, and have been excluded from the non-GAAP results.

GAAP net loss for the quarter was $2.2 million, or $0.09 per diluted share. As required and expected, the GAAP net loss now reflects the impact of additional expense related to the adoption of the stock compensation accounting standards. Such charges are not reflected in the prior year period. On a non-GAAP basis, net income was $1.3 million, or $0.05 per share.

During the quarter, we recorded an income tax provision of approximately $200,000 despite a GAAP loss of $2 million. The tax provision relates to our international operations. We have recorded a tax provision while in a GAAP net loss position, due to certain of the GAAP expenses being non-deductible for tax. We currently carry a full valuation allowance on our deferred tax assets. We would expect to release the valuation allowance at some point in the future, and eventually we’ll move to a full tax rate.

3BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

Turning to the balance sheet, the company ended the quarter with $77 million in cash and short-term investments, an increase of $6 million from last quarter after adjusting for cash used in connection with acquisitions.

Day sales outstanding or DSO was 79 days, in line with last quarter.

Our total backlog at the end of March was $45.9 million, a $4.2 million increase from last quarter and a $5.7 million increase from last year. The backlog reflects the increased order flow during the quarter, including several multi-year subscription and transaction orders.

Turning to our future financial outlook, we expect the revenue, margin, and profit results of the next several quarters to be similar to the third quarter, as we transition more of our business to a subscription and transaction model. Without uplift in revenue, investors will need an alternate means to measure the success of our business. Accordingly, we will be introducing a new metric called ARR, or annual recurring revenue.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

ARR has been used by several other subscription and transaction businesses, like Ultimate Software and Concur Technologies. We will use ARR to measure the expected one year value of new subscription and transaction orders received during the quarter. Given the extended revenue recognition periods for subscription and transaction offerings, this metric will allow investors to measure the success of our transition.

In addition, in fiscal 2007 we will show subscription and transaction revenue on a separate line of the income statement to provide additional visibility into this expanding part of our business. I look forward to sharing these new metrics with you in future quarters.

In summary, we continue to build our long-term business model as evidenced by growth in orders, backlog, recurring revenues, and cash during the quarter.

We will now open up the call for any questions.

Moderator	Our first question comes from the line of Mr. Richard Davis with Needham and Company. Please go ahead.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

R. Davis	My first question is, will annual recurring revenues include the resale of ink and other printer supply stuff?

R. Eberle	No, it would not.

R. Davis	Okay, the second question is, according to my model, last year’s March was an easy comparison in terms of it was the slowest year-on-year recurring revenue growth at about 7% year-over-year. I have last year June recurring revenues up 13%. So would you expect year-over-year Q4 recurring revenue growth to slow in Q4, i.e. June?

R. Eberle	The recurring revenue growth that we would expect to see will vary, based on the different components of what’s in the recurring revenue. We don’t provide any outlook or forecast as to percentage increases associated with that, but on a sequential quarter basis, single digit numbers would certainly be appropriate.

R. Davis	The third question, is there any level of discretion that you have with regard to stock sales in your 10B5 programs?

R. Eberle	We do not have any current 10B5 plans.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

R. Davis	The last question would be what happened at UPS? I had dinner with a company who said that they had won the business from you guys, and was unable to get that company to call me back or anyone else to call me back with regard to what’s going on at UPS. So if you have any color on that, that would be great.

R. Eberle	No color on it.

R. Davis	Okay, thank you, I’m done.

Moderator	Thank you, Mr. Davis. Our next question comes from the line of Mr. Colin Gillis from Canaccord Adams. Please go ahead.

C. Gillis	I was just wondering if you could wrap some color around the software sales. In particular, if you were seeing lightness on the Web series side or the pay base side, or what exactly caused that line to come in lighter than expected?

R. Eberle	It was on our corporate payments, which would include both the pay base and Web series, and really, we saw some softness in both North American and Europe with respect to that. Collin, what’s behind that is we’ve begun

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

the process of sales training and launch of this new offering, and we’re in a two-dimensional product transition. One is a traditional product transition of a new offering in the ramp for that and sales training, etc. As I indicated, we’re pretty excited about our early customer reaction to that.

The second element is, as you’re transitioning the revenue, you have a different timing of that revenue, so that’s the principle driver behind our reporting the ARR, which will allow you and others to measure how we’re signing onto new subscriptions. Put differently, selling software license is a smaller and smaller component of our focus and expected financial results going forward.

C. Gillis	Rob, I know that’s always been a part of the plan. It just seems that post-Tranmit, that this process has been accelerated. Is it accelerated by management decision or by demand for the software licenses?

R. Eberle	I think the demand has always been there for the purchase-to-pay offering. What Tranmit has done is it has really filled us, and maybe I should spend a little more time on it. As I put in my remarks, that gave us the final piece we needed. We’ve had the capture piece, if you will. This really gave us the process functionality, and what we did, Kevin mentioned a

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

write-off of some technology. We wrote-off internally developed technology and have replaced that with Tranmit, so we really have all of the pieces now of the capture, process, and pay.

With that, we’ve stepped forward aggressively. We’ve had every early product launch indication you could hope for, customer sign-ons, positive customer response. As Joe referenced, the opportunity to cross-sell this into the legal market for overall invoice capture, and we’re moving forward on it.

What that means is it has had an impact on selling to traditional pay-base Web series, as people were focusing on training and building the pipeline for a new offering that comes out. Not only a new offering, but as I mentioned earlier, this second dynamic that comes out in a different revenue model.

C. Gillis	It seems like customer demand for the product on a transaction-based model is very much intact. How many more quarters do you feel until you have that honed product offering to your clients?

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

R. Eberle	I don’t think it’s a matter of quarters. I think we’ll be reporting, frankly, some successes in the very next quarter. The challenge from there, of course, will be the revenue ramp. You’re replacing a software license model with a subscription model.

Also as I mentioned in my remarks, much of our growth in recurring revenues has been by providing new offerings to markets we didn’t address, subscription, for example, on the low end. We’re growing new offering the Legal eXchange in a purely subscription. We have not in this transition taken up a market that we address and converted that to recurring, and that’s what will be going on here. I think that’s what we saw in the third quarter and will continue to see as we go forward until that revenue holds back up. I don’t need to cover for you the ramp of recurring revenue. You understand that detail.

C. Gillis	Were there pay-based license sales in the quarter, more than ten type thing?

R. Eberle	Yes, absolutely.

C. Gillis	Okay, so it’s not it hit a cliff or anything like that.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

R. Eberle	No.

C. Gillis	How about just rotating on the Legal eXchange? Can you give us an update on what’s happening over at CNA, and exactly what the status is of the platform that they’re running?

J. Mullen	CNA is still on the Visibility platform, and as planned, we are going to take that platform feature function and port it over to our Legal eXchange, the bottom line product. Once that’s ported, we’ll transport them over as a client, and they’re all aligned with the plan. As a matter of fact, they’re one of the clients that we brought this new invoice capture service to and got very excited about how that can extend the functionality. So I think we’re in very good shape with CNA today and very excited about it as we go forward.

C. Gillis	When do you think we’ll see that functionality rolled into 6.0? Will you be calling it a 7.0 or just a dot release?

J. Mullen	We’re actually going to have a couple of releases at the 6.0 level that will incorporate. The first step level of 6.0 will have the reporting function of the visibility platform, which is pretty exciting for us. We’re going to take

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

their advance reporting and put it on our Legal eXchange. It will probably be a 6.2 level. We have a 6.4 release planned, and then we’ll move to 7.0, once we make message to everybody we’re going to port over to one platform.

C. Gillis	When should we expect 6.2?

J. Mullen	I’m not sure of the date on that. I think it’s within the next quarter or so and I don’t have the exact date, but I know it’s within the 90 to 120 time frame.

C. Gillis	Any update on Sprint, McKesson and the ramp there?

J. Mullen	They’re all progressing nicely.

C. Gillis	Are any of the recent customer wins fully on-line yet?

J. Mullen	No. When we get them contracted in the quarter, it probably takes us at least 60 to 90 to start getting their law firms connected and people using the product, etc.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

C. Gillis	I was wondering if that process would accelerate, or if it was just because of the law firm base. What are you quoting in terms of law firms on the system, over 4,000?

J. Mullen	Yes, over 4,000 today, but actually, it’s probably greater than 4,000, but we’re talking 4,000 now. I think users are up around 60,000 potential signed up users on the platform, so the number is growing nicely.

C. Gillis	Great, I’ll go back in the queue. Thank you.

Moderator	Thank you, Mr. Gillis. Our next question comes from the line of Mr. John Kraft with DA Davidson and Company. Please go ahead.

J. Kraft	Just a follow-up on the last question about the CNA. As it moves from the Visibility to the Legal eXchange platform, are you expecting any revenue implications from that?

R. Eberle	I think we’ll probably see an increase in the revenue on a subscription basis because of the new capability with the other invoices that I spoke of. So you’re going to probably see an up tick in the revenue out of that account, due to incremental product use.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Kraft	Then your 45% of revenue in Europe, of that, do you have a breakdown as to what percent of that was licensed versus transactions or subscription?

R. Eberle	No, we don’t have a separate breakdown between the various components, but the software license is pretty representative between the two geographies.

J. Kraft	Are you getting any pushback as you move toward the subscription pricing in Europe? Is that an issue over there differently than it might be viewed out here?

R. Eberle	We haven’t seen any pushback from a subscription pricing standpoint in Europe.

J. Kraft	How about ARR in the quarter, and I apologize if you’ve already gone over this, but did you provide a number for this quarter?

R. Eberle	No, we haven’t provided a number for this quarter. It’s really positioning, as to how we’re going to look and report on a prospective basis as we begin to report some of these recurring revenue wins.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Kraft	Starting next quarter.

R. Eberle	Yes.

J. Kraft	I guess I may ask it a different way. Have you done the math to try to figure out if you had signed the customers you signed in the quarter on a license basis, how your quarter would have looked, some sort of a bookings number that we could compare to see what’s happening.

J. Mullen	It’s pretty hard to do a future transaction stream to what today’s revenue value of that is. By any measure, an HSBC deal would be large software license, if that’s what you were doing. If you were recognizing a software license up front with the Bank of America, that would be significant. If you’re recognizing a software license with GE Capital, that would be significant. That’s not something we’ve done, but we’re looking at it, and we’re progressing the business forward. We believe we are notwithstanding the fact that the recorded revenue does not reflect that in the most recent period.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Kraft	Until the ARR is given out, I guess I was just curious of some sort of a metric that we could use for gauging the size of these subscription contracts.

J. Mullen	I think ARR will be the best, but we’ll be announcing that, once we really have this product in the market. Again, what we’ve done now is just spoken initially to select opportunities with it. It’s not been in the full GA launch in the quarter.

J. Kraft	Good enough, thanks, guys.

Moderator	Thank you for your questions, Mr. Kraft. Our next question comes from the line of Mr. Nick Fisken with Stephens, Inc. Please go ahead.

N. Fisken	Good afternoon, everybody. Why was the corporate payments license number low?

J. Mullen	I think there were couple of effects on that. One is Europe, actually, was transitioning to the new subscription offering, actually, ahead of North America. So if you look at some of the impact, it’s probably from sales initiatives in the previous quarter.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

Secondly, you had some focus here on a couple of things. Number one was some very significant large account deals. I think I mentioned in my remarks, Bank of America, Metropolitan Life, GMAC. Those were very significant transitions that were timely. They took time. Of course, the revenue wasn’t recognized on those in the quarter as well. In addition, as Rob said, some of the focus on the new product and the acquisition activity in this quarter, I think you put that altogether and you’re going to have less affectivity on your old licensed offerings, which had an impact on the results.

Again, I said in my remarks, would we have preferred to hit that target? Absolutely, within the short-term metric, making that objective is what we get paid to do. However, I will tell you I wouldn’t forfeit that for what we did over the last many quarters in acquiring the right products and getting the people focused on future value offerings for our customer set that’s going to create a tremendous amount of value in this franchise. So it’s that balance of the short-term impact with that long-term strategy, and you know we’ve been working on this for awhile.

We’ve been saying how we extend from that strong customer base of what we delivered in huge value and payments to new value in invoice

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

management to new value in procurement management. Without putting the effort into it and making the acquisitions and putting the resource on it, you’re never going to make that transition. That’s the judgment that we’ve made and really delighted with the activity. We would have preferred to have a few more dollars in revenue and a few more dollars in earnings.

N. Fisken	Are there any big license customers that you thought you were going to get that went to a competitor?

J. Mullen	Nothing that we were active in. Who knows if there’s somebody out there that made a move without us that we weren’t active in? But no, we held on our own competitively. Again, I say, not that we were activists.

N. Fisken	So if I look at the quarter, we did $25 million of revenue and roughly $0.05 of the pro forma earnings. Should we expect that to be like what Kevin talked about? That will be the P&L on a go-forward basis for the next two quarters, three quarters?

R. Eberle	For the next several quarters within that range you just outlined.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

N. Fisken	So for fiscal year ‘07 because we had the first two quarters of fiscal year ‘06 that had a bigger license component, it’s hard to envision that pro forma earnings number being up ‘07 versus ‘06 on a fiscal year basis. Is that correct?

R. Eberle	We would certainly expect here over the first couple of quarters within FY ‘07 to have that down from where we were beginning of FY’06.

N. Fisken	What was the Legal eXchange revenue in the quarter again?

R. Eberle	It’s $2.5 million.

N. Fisken	Is that with Visibility?

R. Eberle	That does include some amount of Visibility revenue. Correct.

N. Fisken	If memory serves me right, we were on a $13 million run rate. Is that correct? Before, we only did 2.5 in the quarter.

R. Eberle	We would have been previously on about an $8 million to $9 million run rate.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

N. Fisken	With Visibility?

R. Eberle	Last quarter, so what we had reported.

N. Fisken	Last question, where’s the subscription number on Baxtel?

R. Eberle	That would be included in the $5.8 million of subscription and transaction.

N. Fisken	I mean the actual number of companies in that base.

R. Eberle	We’re up over 3,800 in terms of customers.

N. Fisken	Thank you.

R. Eberle	That would be at about 3,700 at the end of last quarter. We added just over 100 in the current quarter. Really, that’s the last customers coming onto the service. We would expect to add a few more customers here as we round out, but we’re effectively pretty much at the level of customers we’ll see.

N. Fisken	Thank you.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

Moderator	Thank you, Mr. Fisken. Our next question comes from the line of Mr. David Grossman with Thomas Weisel Partners. Please go ahead.

D. Grossman	Thank you. Maybe Joe or Rob, you can help me understand what these two large transactions that you’ve booked during the quarter at the Bank of America and HSBC, can you help us better understand the revenue model for those two customers?

J. Mullen	The Bank of America would be a roll-out of a platform application that will be installed internally at Bank of America. It’s a multi-million dollar arrangement. The multi-million dollar arrangement we will end up getting revenue credit for as we complete the implementation and the roll-out.

As far as HSBC goes, that’s a product offering that has a subscription contract minimum, actually, that HSBC is required to pay Bottomline on a monthly basis. And then there is the opportunity, of course, with the transaction processing that we do with individual clients to raise that revenue, based on actual transactions processed.

So if you think about the model, HSBC launched API this quarter to their sales team. They then introduced towards the end of the quarter with a

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

kick-off to, I believe, about 70 of their key clients, this new API offering. That kick-off was in London, so obviously, they didn’t impact every one of their markets, as Rob had talked about, Asia, etc. The sales team there will go out and, of course, in certain cases, Bottomline will support that sales team and make a proposal to transact their invoice management volumes using that API service that HSBC and Bottomline provide.

Based on the customer’s volumes, we would then price that on a multi-year contract, and then turn around and begin receiving invoice files, invoice documents, etc. and processing transactions to get paid for that. The actual transaction pricing, I don’t believe I know, because I think it’s based on tier levels, based on volume.

D. Grossman	Just going back for a moment to Bank of America, the payment for the implementation and the roll-out, how is that going to be different if it’s being paid over time? Is it based on usage, or how are you billing that differently than the typical license and implementation mode from the historic practice?

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Mullen	There isn’t much difference here, except for there’s a seat opportunity in there as the usage of the technology is placed in more jurisdiction. There’s a seat opportunity for revenue.

D. Grossman	So it’s actually a license that’s just being billed on an annual basis.

J. Mullen	Right.

D. Grossman	Is it lumpy because the implementation component is in the front-end, or is the implementation bundled with the annual fee?

J. Mullen	There could be a little lumpiness, although we have it scheduled for stages.

R. Eberle	I wouldn’t tell you to expect that to be lumpy. I think that what I would expect is that as that’s implemented over the next several quarters, probably three to four quarters, we’ll be recording the revenue as that occurs.

D. Grossman	So in the new model, the implementation fees will still be front-end loaded.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

R. Eberle	I would look at that a little differently. That transaction is a large financial institution taking software in-house. That’s not in a new pricing model for us. The new model is a corporate payments offering. What our offerings become is the purchase-to-pay offering that’s on a subscription model. If you looked at our business, I would say that two-thirds of our business is the corporate market, the other third being legal and banking. We’re really talking about moving the two-thirds aggressively to the subscription model.

D. Grossman	Is there very significant implementation fees associated with that two-thirds of your business?

J. Mullen	They would not be significant, no.

D. Grossman	Okay. Looking at the deferreds, if I combine long and short-term, at least if my numbers are right, it looks like it was actually down sequentially, but it also had spiked a little bit last quarter. So I don’t know how much of that is acquisition related and then, cleaning that up and as you migrate to a different model, or is there something else going on in the deferred?

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Mullen	I’ll let Kevin give you the answer, but I’ll tell you one of the things that does show up in deferred at the end of the December quarter is, you’ll have a higher maintenance renewal in the December quarter. Typically, from a historic perspective, you have lots of people that have bought in that quarter.

K. Donovan	From an overall perspective, deferred revenue was up from the end of December to March by about $1.5 million.

D. Grossman	So, Kevin, when I combine the deferred revenue and deposit lines, it looks like, and again, I think these numbers are right, your combined long and short-term is about 30.5 last quarter, and you’re about 23.5 this quarter.

K. Donovan	Deferred revenue, both short and long-term, would be about $19.1 million last quarter. It would be about $20.7 million this quarter.

D. Grossman	Maybe I’m combining some numbers here.

K. Donovan	David, just guessing, I think you might be looking at the $11.5 million of purchase price for Visibility that was recorded as a one-time item at the end of December.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

D. Grossman	Yes, I think I was.

K. Donovan	It might be $11.5 million your number.

D. Grossman	Yes, I think you’re right. I think this maybe was asked in a certain context earlier. Do you have any sense, in terms of as you look at the license revenue and your mix that you’re trying to transition to subscription base, is there some kind of mechanical way to look at it, based on renewals when you anniversary out the vast majority of those renewals?

K. Donovan	Let me make sure I understand your question. On the subscription offerings as we get to the anniversary of those deals as a measure of looking at the amount of revenue that will be recognized on a prospective basis.

D. Grossman	Right, I was just thinking that your comparison issue is two-dimensional. One is the renewals and the other is new business coming in at monthly rates versus annual, based on the prior year. I guess I was just wondering when the vast majority of the base reflects more of the recurring piece, as opposed to any still legacy annual license fees that would skew the comparison.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Mullen	They’ll be separated right? We’re going to demonstrate the license fees.

K. Donovan	We’ll begin in fiscal ‘07, we’ll report the subscription and transaction revenue on a separate line in the income statement to give visibility to investors, as to what the amount of revenue that’s recorded for those two components.

J. Mullen	Right, that will not include the license.

K. Donovan	Joe’s comment is correct. We will not group in software license fees into that number. So it will be a pure number, which will be able to be measured on a year-over-year and sequential quarter growth perspective.

D. Grossman	But presumably, wouldn’t some of that include subscription revenue that had been converted from licensed revenue compared to the prior year? Or maybe I’m just not understanding the mechanics fully.

J. Mullen	No, because if I were under a perpetual agreement on license, I would continue to have use of that particular component and pay a maintenance or service agreement on that in perpetuity. If the client comes onto a new platform or a new version that we will not be offering on a license basis,

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

that’s when, in fact, they would convert. Otherwise, we will have to continue to report separate numbers on the license, separate numbers on the maintenance stream that would be attributable to license, and then have the third component, which would be predominantly new transaction/subscription business.

D. Grossman	Just one last question, Kevin. How much acquired revenue was there in the March quarter versus the December quarter?

K. Donovan	We’ve actually integrated visibility within Legal eXchange. Tranmit ends up being a product that is being rolled out globally in both the U.S. and the U.K. So we’re not actually, separately reporting the components of the revenue that comes from the two organizations as we brought that into our current organization.

D. Grossman	I can’t recall whether or not there were any revenues to disclose. As I recall, they reach around three times the revenue, so it’s like a $6 million annualized run rate. It’s where they were collectively before you acquired them.

K. Donovan	It would be lower than that in terms of where we are.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Mullen	Tranmit was in a software license model, which we converted as well, so it changes the stream in that technology.

D. Grossman	Thank you very much.

Moderator	Thank you, Mr. Grossman. We have a question from the line of Mr. Tim Willi from AG Edwards. Please go ahead.

T. Willi	Good afternoon, two questions. First, I think this has been probably asked and answered in various ways over the course of the call, but I just wanted to maybe ask it again more directly. If you step back to a year ago, you were pretty up front with people. We’re moving to our recurring model for all the right reasons. You gave guidance, talked about investments, talked about transition. Now we’re looking at an earnings stream that is distinctly different than the guidance, which you had even been laying out there not more than just a couple of quarters ago.

Again, I think you probably answered this somewhat through various other questions. But could you maybe just walk us through the one, two, or three things that have really resulted in this abrupt change, and what the near term earnings power of the company is? Then I have a follow-up on an unrelated topic.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Mullen	We did respond on this, but I think it’s a good question to hit on again. The acquisition of Tranmit has given us the key piece we needed, a much richer functionality than something we were developing and had developed and actually had some customer sign-ons internally. Put differently, it completed the purchase-to-pay offering for us. There was no reason for us to do anything to delay. Rather, what we’ve decided to do is to go right at the market with the purchase-to-pay offering, and to do that in a subscription model.

There is no way a year or even two quarters ago that we could have known that we would have this technology in place and that it would make sense. We wouldn’t have that kind of visibility that would make sense to shift the business as aggressively as we are here.

We believe, and I think we already belabored the point and gone over the points that the recurring revenue makes sense for us. It makes sense for our customers and makes sense for investors. What we have here, as of the March quarter, acquired in the month of January, a technology that

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

allows us to ship our corporate payments market, which frankly, is the market we’re having the most difficult time achieving sustainable growth, because we needed a new product offering. We now have that technology, and we’re going out to the market with that in a recurring revenue platform.

T. Willi	That’s very helpful, thank you. Second question, you mentioned earlier in your commentary on an agreement or some kind of partnership with a division of Infosys. A quarter ago, you also talked a bit about some interest or discussions going on with the larger BPO market as people look to built out their finance and accounting solutions. That appears to be a very hot area right now within the bigger BPO area. Could you talk a bit about this agreement in particular with the division of Infosys, if I heard that correctly?

Second, just your overall thoughts on that larger opportunity, is that enhanced with what you just talked about with Transmit, or is it unrelated? Just stuff like that.

J. Mullen	First off, I’ll do it in reverse order. It’s definitely enhanced. What we have with the Transmit technology is again, the opportunity to offer the

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

BPOs the technology they need for the full accounts payable cycle, which is the capture, the process and pay, and if they’re handling that on a outsource basis, purchase as well.

The relationship is actually with Progeon, which up until recently, was a majority owned subsidiary of Infosys. Within the past quarter, they acquired the outstanding component from Citibank, and now is 100% owned subsidiary of Infosys where they focus on their financing process outsourcing.

I had an opportunity to visit their center in India about two months ago, and we are being used in the demo center, so we’re one of the technologies that they’re featuring. We’re pretty excited about it.

The Progeon component of Infosys is certainly, earlier on, is a newer offering, is a newer company. But if you look at what Infosys has been able to do in IT outsourcing, and the strength of the company, it’s a leading organization, a very impressive group. We think that the relationship definitely has the opportunity to impact us going forward.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

In terms of other BPOs, that’s going to be one-by-one wins, just like banks will be one-by-one wins for us. Will we win them all? No. Will we win others? We think we certainly will.

T. Willi	But you’re not precluded.

J. Mullen	No, I’m sorry. I missed exclusivity, if that was part of the question, but absolutely no.

T. Willi	Thank you.

Moderator	Thank you, Mr. Willi. We do have a follow-up question from the line of Mr. Colin Gillis from Canaccord Adams. Please go ahead.

C. Gillis	Can we get the latest headcount at the end of the quarter?

J. Mullen	Five hundred.

C. Gillis	What exactly is the status of India AP, or what are you calling your purchase-to-pay product right now?

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Mullen	Sprinter is the official name of the product that will be launched early this month to the clients.

C. Gillis	Could you repeat that again, Joe?

J. Mullen	Sprinter.

C. Gillis	I was just thinking about the cash balance. Has the board discussed any interest in repurchasing shares at these levels? Are there any accretive acquisitions that you’re looking at in the pipeline or acquisitions in general?

R. Eberle	We’re certainly looking at acquisitions in general and our objective would be for them to be accretive. One of the challenges with emphasis on recurring revenue is those businesses will typically trade at a higher multiple than we trade today. So we continue to have an active M&A program, and look to scale the business through acquisitions.

In terms of your first question on repurchase, I would have to tell you that at this time, and at this price, we would not see a repurchase. Bottomline has repurchased shares in the past, and could certainly do so again, if we made the judgment that the valuation of the shares warranted it, but that’s not a decision we’ve reached today.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

C. Gillis	Thank you.

Moderator	Thank you again, Mr. Gillis. We have a follow-up question from the line of Nick Fisken from Stephens, Incorporated. Please go ahead.

N. Fisken	Colin was just asking where I was going. Rob, at what price would you consider an attractive investment to buy back stock?

R. Eberle	We wouldn’t make a commitment on that today on the call. I would tell you there are a variety of factors, as you know that one would look at in a repurchase that would include the M&A pipeline, as Colin correctly linked, and the two in the question. It would include what we think the correct valuation for the business looked like, our cash needs, etc. So that’s something we’ll just continue to access.

Our board has, as I mentioned, discussed, analyzed that in the past at the different price points, and purchased shares, with, which frankly, a much lower cash balance at the time. So it’s not something we would be opposed to. It’s not something that we’re inclined to do today at this price point.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

N. Fisken	How would you characterize the M&A pipeline today versus three, nine months ago?

J. Mullen	More qualified pipeline, probably a little pricier from a perspective of valuation, and certainly more targeted I think. We have more comfort around the purchase-to-pay space definition that gives us an even tighter, more qualified target. But I would tell you that the pricing hasn’t changed much at all. I think Rob made a comment earlier that the recurring revenue streaming businesses are going at very attractive price points from a private perspective, as well as stock valuation in the public market. For anybody playing in the recurring, it’s very high right now as well.

N. Fisken	Thank you.

Moderator	Thank you, Mr. Fisken. Gentlemen, there are no further questions in queue at this time. Please continue.

BOTTOMLINE TECHNOLOGIES

Host: Joe Mullen

May 1, 2006/4:30 p.m. EDT

J. Mullen	Thank you very much one and all for attending the conference call. We appreciate the interest in the business. We appreciate the shareholders’ investment, and we certainly appreciate the questions. We look forward to the next call. Thank you.

Moderator	Thank you, gentlemen. Ladies and gentlemen, this conference will be made available for replay after 8:00 p.m. Eastern Time today until May 8th at midnight. You may access the AT&T Executive Playback Service at any time by dialing 1-800-475-6701, and entering the access code 824700. International participants may dial 1-320-365-3844. That does conclude our conference for today. We thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.